EXHIBIT 99.1

UNICORP RETAINS NEW CHIEF OPERATING OFFICER

HOUSTON, TEXAS - June 28, 2007 - Unicorp, Inc. (OTCBB: UCPI) announced today that it has retained William E. (Bill) Dozier as its new Chief Operating Officer. Mr. Dozier has over 30 years’ experience working in the oil and gas industry holding several senior positions during his career. Prior to his early retirement in March 2005, he was Sr. Vice President - Business Development for Vintage Petroleum, Inc. He started his career with Vintage in May 1992 as Vice President Operations and later as Sr. Vice President - Operations. While at Vintage, he was instrumental in property acquisitions, world-wide production and drilling operations and the establishment of engineering, geological, administrative and field operations for Vintage throughout the U.S., Canada, Argentina, Bolivia, Ecuador, Yemen and Trinidad.

Prior to Vintage, he was employed by Santa Fe Minerals Inc., and Amoco Production Company where he held various engineering and management positions.

Mr. Dozier has been a member of the Society of Petroleum Engineers (SPE) since 1973, he has served as Local Section Chairman and board member, and on three national SPE committees. In addition to the SPE, he has been involved various industry organizations including the International Petroleum Association of America (IPAA), the Texas Independent Producers and Royalty Owners (TIPRO), Texas Alliance of Energy Producers (TAEP), the Oklahoma Independent Petroleum Association (OIPA), and the California Independent Petroleum Association (CIPA) where he served on the board of directors and membership committee.

About Unicorp

Unicorp, Inc is primarily engaged in the acquisition, development, exploration and production of crude oil and natural gas. Its focus is on aggressively acquiring working interests in crude oil and natural gas properties with the intent of exploration and development or by enhancing production through the use of modern development techniques such as horizontal drilling, satellite technology and 3-D seismic. The company’s goal is to achieve a high return on its investment by limiting its up-front acquisition costs, by quickly developing its acquisitions and by practicing a sound and smart approach to oil and gas exploration and development.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to successfully acquire oil and gas properties and drill commercial wells. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about Unicorp’s future business and financial results, refer to Unicorp’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, and Annual Report on Form 10-KSB/A (First Amendment) for the year ended December 31, 2006. Unicorp undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For more information contact:
Carl A. Chase
Phone: (713) 402-6717, or
Investors@unicorpinc.net